Exhibit 99

February 26, 2010

Media Contact: Cynthia Messina, Las Vegas, NV (702) 876-7132

Shareholder Contact: Ken Kenny, Las Vegas, NV (702) 876-7237

FOR IMMEDIATE RELEASE

SOUTHWEST GAS CAPITAL II

TO REDEEM 7.70% PREFERRED TRUST SECURITIES

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX), as sponsor of Southwest Gas Capital II (the “Trust”), announced today that the Trust will redeem all of its outstanding 7.70% Preferred Trust Securities, CUSIP Number of 844891 20 0 (“Trust Preferred Securities”) on March 29, 2010 (the “Redemption Date”). The Trust Preferred Securities are listed on the New York Stock Exchange and trade under the symbol SWX-PB. Notice of the redemption was mailed February 25, 2010.

Pursuant to the redemption provisions of the Amended and Restated Trust Agreement for Southwest Gas Capital II (the “Trust Agreement”) dated as of August 25, 2003 by and among Southwest Gas Corporation, as Sponsor, The Bank of New York Mellon Trust Company, N.A., as Property Trustee, and BNY Mellon Trust of Delaware, as Delaware Trustee, the Trust Preferred Securities will be redeemed at the redemption price of $25 per Trust Preferred Security plus accumulated and unpaid distributions, if any, up to but excluding the Redemption Date.

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Southwest Gas – Add 1

February 26, 2010

On and after the Redemption Date, distributions on the Trust Preferred Securities will no longer accumulate, and all rights of the holders of the Trust Preferred Securities, except the right to receive the redemption price plus accumulated and unpaid distributions to the Redemption Date, will cease. Payment will be made to holders of the Trust Preferred Securities on March 29, 2010, only upon presentation and surrender of the Trust Preferred Securities to The Bank of New York Mellon Trust Company, N.A. for cancellation.

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This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, and the impacts of stock market volatility.

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